Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

PRG-SCHULTZ SELLS COMMUNICATIONS DIVISION

ATLANTA, JANUARY 20, 2003 — PRG-Schultz International, Inc. (NASDAQ: PRGX) announced that it has sold its Communications Division to TSL (DE) Corp., a newly formed company whose principal investor is One Equity Partners, the private equity division of Bank One. The division was sold for approximately $19 million in cash, which was paid at closing, plus the assumption of certain liabilities of the Communications Division. Net proceeds of the sale were used to pay down a portion of the amounts outstanding under PRG-Schultz’s senior bank credit facility.

“We are delighted with the sale of the division and believe that it will allow us to continue to focus on our core auditing competency,” said John Cook, Chairman and Chief Executive Officer of PRG-Schultz.

Avondale Partners, LLC served as exclusive financial advisor to PRG-Schultz in connection with the transaction. Mooreland Partners LLC served as exclusive financial advisor to One Equity Partners.

About PRG-Schultz International, Inc.

Headquartered in Atlanta, PRG-Schultz International, Inc. (PRG-Schultz) is the world’s leading provider of recovery audit services. PRG-Schultz employs approximately 3100 employees, providing clients in over 40 countries with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG-Schultz industry specialists review client invoices, purchase orders, receiving documents, databases, and correspondence files to recover lost profits due to overpayments or under-deductions.

   Contact:

PRG-Schultz International, Inc., Atlanta Gene Ellis, (770) 779-3230